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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        PATH 1 NETWORK TECHNOLOGIES INC.


         PATH 1 NETWORK TECHNOLOGIES INC, a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That resolutions were adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

         NOW, THEREFORE, BE IT RESOLVED, that the officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Amendment to the Certificate of Incorporation (the "Amendment") of the Corporation, which Amendment shall change Article Fourth so that, as amended, said Article shall read in its entirety as follows:

         FOURTH:

         A. CLASSES OF STOCK. This Corporation is authorized to issue a single class of Thirty Million (30,000,000) shares of Common Stock, par value $0.001 per share, divided into two series designated, respectively, "Class A Common Stock," par value $0.001 per share and "Class B Common Stock," par value $0.001 per share. Twenty Million (20,000,000) shares shall be Class A Common Stock and Ten Million (10,000,000) shares shall be Class B Common Stock.


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         B.       CLASS A COMMON STOCK.

                  1. DIVIDEND RIGHTS. The holders of the Class A Common Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2.       LIQUIDATION RIGHTS.

                                    (a) Upon any liquidation, dissolution or
                           winding up of the Corporation, the holders of the Class A Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Class B Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $100 and any declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Common stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Class A Common Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

                                    (b) After the distributions described in
                           subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Class A Common Stock and Class B Common stock pro rata based on the number of shares of Class A Common Stock held by each (assuming, for purposes of this subsection (b), that the Class B Common Stock had been automatically converted as contemplated by
                           Section 5 of Division C of this Article Fourth).

                  3. REDEMPTION. The Class A Common Stock is not redeemable.

                  4. VOTING RIGHTS. The holder of each share of Class A Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

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         C.       CLASS B COMMON STOCK.

                  1. DIVIDEND RIGHTS. The holders of Class B Common Stock shall not be entitled to receive any dividends unless and until an aggregate of $100,000,000 of dividends has been declared and paid on the Class A Common Stock.

                  2. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided for in
                           Section 2 of Division B of this Article Fourth.

                  3. REDEMPTION. The Class B Common Stock is not redeemable.

                  4. VOTING RIGHTS. The Class B Common Stock shall have no right to vote at or to receive notice of any meetings of stockholders, or to express consent or dissent to corporate action in writing without a meeting, except to the extent expressly required by law.

                  5. CONVERSION. The Class B Common Stock is not voluntarily convertible by the holders thereof. The Class B Common Stock shall automatically be converted into shares of Class A Common Stock, on a one-for-one basis (appropriately adjusted for any stock splits or reverse stock splits of, or any stock dividends declared on, the Class A Common Stock and/or the Class B Common Stock) upon the occurrence of any of the following events:

                                    (a) The Corporation (or 50% or more of its stock or assets) is acquired by a person or an affiliated group by merger, reverse triangular merger, private stock sale, direct stock issuance, consolidation or otherwise;

                                    (b) The Corporation sells, leases, or
                                    exclusively licenses all or substantially all of its assets (excluding sales of inventory in the ordinary course of business);

                                    (c) The Corporation reports for any fiscal year revenues from operations equal to $10,000,000 or more and reports for such fiscal year EBITDA (earnings before interest, taxes depreciation, amortization and extraordinary items) of $2,000,000 or more, as determined in accordance with United States generally accepted accounting principles; or

                                    (d) The Corporation consummates the sale of its Class A Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the

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                                    Securities Act of 1933, as amended, the
                                    public offering price of which is not less than $25,000,000 in the aggregate.

                  6. ASSIGNMENT AND TRANSFER RIGHTS. The Class B Common Stock shall not be transferable except to the extent that a proposed transfer is expressly consented to by vote of the holders of the Class A Common Stock. This restriction on transfer is intended to comply with Delaware General Corporation Law Section 202. The Corporation shall be entitled to note conspicuously, on each stock certificate representing shares of Class B Common Stock, the restriction on transfer contained in this Section 6.

         SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on April 28, 2000.



                            /s/ Douglas A. Palmer
                           -------------------------------------------
                           Douglas A. Palmer, Executive Vice President
                           and Chief Operating Officer